Exhibit 99.1
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Corporate Public Relations

Polaroid Corporation
549 Technology Square
Cambridge, MA   02139
617 386-2000
617 386-3125 Fax


Media Contact:                                Investor Contact:
Bob Guenther                                  Phil Ruddick
(781) 386-3112                                (781) 386-6638
email: guenthr@polaroid.com                   ruddicp@polaroid.com


                   For Immediate Release
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          POLAROID ANNOUNCES BROAD-BASED INITIATIVE

               TO STREAMLINE GLOBAL OPERATIONS

    CAMBRIDGE, Mass., -- December 16, 1997 -- Polaroid Corporation (NYSE: PRD) today announced a broad-based program to streamline operations and enhance earnings by consolidating and selling manufacturing facilities and significantly reducing overhead structure.

    The streamlining program will result in a total pre-tax charge of approximately $310 million in the fourth quarter of 1997 and the elimination of about 1,500 positions on a worldwide basis, in overhead and manufacturing; the sale of chemical manufacturing operations in Freetown, Mass.; and write-downs in plant and equipment.

    Of the total charge, about $180 million will be related to plant and equipment and other assets and $130 million to severance costs. The program will require about 18 months to implement fully, and will generate annual savings of approximately $110 million upon completion.


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                    Polaroid to Streamline Global Operations -- 2

    Gary T. DiCamillo, chairman and chief executive officer, said, "These actions, developed over the past six months, are a critical part of our ongoing transformation of Polaroid into the global imaging company of the future. When completed, we expect to have reduced overhead to less than 30 percent of sales. These reductions will be made without curtailing our product development, technology and brand-building investments. The new Polaroid will be lean enough to compete profitably against the world's best technology companies in traditional and digital imaging markets and robust enough to seize quickly new market opportunities.

    "As a result of major changes we've made over the last two years, we are now in a position to alter fundamentally how we conduct our business around the world," said DiCamillo. "We will have in place a new structure that enables us to create a sustainable stream of new products at a faster pace with lower costs in 1998 and beyond."

    Polaroid embarked on a major cost-cutting initiative in 1995 when DiCamillo joined the company. Since then the company has developed a new growth-focused strategy, streamlined its product development process and brought in a new management team that has created market-focused strategic plans across all the business units. Simultaneously, Polaroid has instituted a substantial number of new partnerships, alliances and sourcing agreements in research, product design and development, manufacturing and information systems. For example, Polaroid has completed a number of off-shore manufacturing partnerships and is establishing product design centers outside the United States, as well as a software development center in India.

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                    Polaroid to Streamline Global Operations -- 3

    As part of the streamlining program, Polaroid has agreed to sell its underutilized chemical manufacturing operations in Freetown, Mass., to International Specialty Products Inc. (NYSE:ISP) of Wayne, New Jersey, for an undisclosed amount of cash. Under the terms of the agreement, ISP will supply the company on a long-term basis with certain specialty chemicals used to manufacture Polaroid instant photographic film. Polaroid's decision to sell the Freetown plant reflects the corporation's ongoing efforts to reduce costs, improve operating efficiencies, and make more effective use of assets. The transaction is subject to regulatory approvals and is expected to be finalized in the first quarter of 1998.

    The corporation also will take a charge of approximately
$100 million to write down plant and equipment at its New Bedford coating facility and will be considering strategic options for the future use of the plant.

    Polaroid Corporation, with sales of $2.3 billion, is the worldwide leader in instant imaging. Polaroid supplies instant photographic cameras and films; digital imaging hardware, software and media; medical diagnostic imaging media; secure identification systems; graphics imaging systems; sunglasses; polarizers; and holographic films to markets worldwide.

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